Exhibit 99.5

FOUNDER SHARES TRANSFER AGREEMENT

THIS FOUNDER SHARES TRANSFER AGREEMENT (this “Agreement”) is entered into effective as of August 16, 2023 (the “Effective Date”), between Chardan Gardiner LLC, a Delaware limited liability company (the “Chardan Sponsor”), and Gardiner Healthcare Holdings, LLC (the “Transferor”). Chardan Sponsor and Transferor are herein referred to as the “Parties” and each a “Party”.

WHEREAS, Gardiner Sponsor is a wholly-owned subsidiary of Gardiner Founder LLC (“Founder”); and

WHEREAS, Transferor is the holder of shares of the common stock, $0.0001 par value per share (the “Common Stock”) of Common Stock and Private Placement Warrants (the “Private Warrants”) of Gardiner Healthcare Acquisitions Corp., a Delaware corporation (the “SPAC”); and

WHEREAS, Transferor desires to transfer to Chardan Sponsor, and Chardan Sponsor desires to receive from Transferor, 635,583 shares of Common Stock and 2,110,491 Private Warrants (the “Transferred Securities”) on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                   Transfer. Subject to the terms and conditions of this Agreement, in consideration of seven and 53/100 United States Dollars (U.S. $7.53), the receipt and sufficiency of which is hereby acknowledged, Transferor hereby agrees to sell, assign, transfer, and deliver to Chardan Sponsor (the “Transfer”), all of Transferor’s right, title and interest in and to the Transferred Securities. On the date hereof, Transferor shall deliver to Chardan Sponsor the Transferred Securities, together with an executed power evidencing transfer thereof (attached hereto).

2.                   Representations and Warranties of Transferor. In connection with the Transfer, Transferor hereby represents and warrants to Chardan Sponsor as follows:

(a)                   Ownership of Transferred Securities. Transferor owns all right, title and interest (legal and beneficial) in and to all of the Transferred Securities free and clear of all liens, including without limitation any lien, pledge, claim, security interest, encumbrance, mortgage, assessment, charge, restriction or limitation of any kind, whether arising by agreement, operation of law or otherwise, other than as may arise under applicable securities laws and those set forth in the Stock Escrow Agreement, dated December 21, 2021 (the “Escrow Agreement”), by and among the SPAC, the initial stockholders, and Continental Stock Transfer and Trust Company, a New York corporation (“CST”), and the letter agreement, dated December 21, 2021, by and among the SPAC, Chardan Sponsor and another initial stockholder of the SPAC (the “Insider Letter”). Upon delivery and payment for the Transferred Securities, Chardan Sponsor shall acquire valid and unencumbered title to such Transferred Securities, except as set forth in the Escrow Agreement and the Insider Letter. Chardan Sponsor acknowledges and agrees that it shall contemporaneously herewith enter into the letter agreement substantially in the form attached hereto as Exhibit A with CST with respect to the restrictions and obligations relating to the Escrow Agreement and the Insider Letter. Except for pursuant to this Agreement, no person has any agreement, option, understanding or commitment (oral or in writing) with Transferor for the purchase or acquisition of any of the Transferred Securities.

(b)                   Authorization, Approval and Enforceability. Transferor has full power and authority to execute, deliver and perform his obligations under this Agreement. No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or entity is required on the part of Transferor in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Transferor and constitutes a legal, valid and binding obligation of Transferor, enforceable in accordance with its terms except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, or (ii) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c)                Organization and Authority. Transferor is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. The execution and delivery by Transferor of this Agreement, and the performance by Provider of its obligations hereunder have been duly and validly authorized by Transferor.

(d)                   No Conflicts. Neither the execution and delivery of this Agreement nor compliance with the terms and provisions hereof on the part of Transferor will breach any statutes or regulations of any governmental authority, domestic or foreign, or will conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, or instrument to which Transferor is a party or by which he or his assets may be bound, or constitute a default thereunder or an event which with the giving of notice or passage of time or both would constitute a default thereunder, or require the consent of any person or entity (other than consents obtained on or before the Closing), which, in each of the foregoing cases, would have any material adverse impact on Transferor’s ability to perform his obligations hereunder.

(e)                   No Broker. No person has any right or other claim against Transferor for any commission, fee or other compensation as a finder or broker in connection with the Transfer.

3.                   Representation and Warranties of Chardan Sponsor. In connection with the Transfer, Chardan Sponsor hereby represents and warrants to Transferor as follows:

(a)                Authorization, Approval and Enforceability. Chardan Sponsor has full power and authority to execute, deliver and perform his obligations under this Agreement. No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or entity is required on the part of Chardan Sponsor in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Chardan Sponsor and constitutes a legal, valid and binding obligation of Chardan Sponsor, enforceable in accordance with its terms except as limited by (i) applicable bankruptcy and other laws of general application affecting enforcement of creditors’ rights generally, or (ii) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b)                No Conflicts. Neither the execution and delivery of this Agreement nor compliance with the terms and provisions hereof on the part of Chardan Sponsor will breach any statutes or regulations of any governmental authority, domestic or foreign, or of any of the terms, conditions or provisions of any judgment, order, injunction, decree, agreement or instrument to which Chardan Sponsor is a party or by which its assets may be bound, or constitute a default thereunder or an event which with the giving of notice or passage of time or both would constitute a default thereunder, or require the consent of any person or entity, which, in each of the foregoing cases, would have any material adverse impact on Chardan Sponsor’s ability to perform its obligations hereunder.

(c)                Organization and Authority. Chardan Sponsor is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. The execution and delivery by Chardan Sponsor of this Agreement, and the performance by Chardan Sponsor of its obligations hereunder have been duly and validly authorized by Chardan Sponsor.

(d)                No Broker. No person has any right or other claim against Chardan Sponsor for any commission, fee or other compensation as a finder or broker in connection with the Transfer.

(e)                Ability to Bear Risk. Chardan Sponsor is financially capable of bearing the risk of loss of the entire investment represented by the Transferred Securities and is able to bear the economic risk of investment in the Transferred Securities for an indefinite period of time. Chardan Sponsor is an “accredited investor” as defined by Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

(f)                 Receipt of Information. Chardan Sponsor acknowledges that it (i) has been duly and validly authorized to Transfer the Transferred Securities voluntarily and without inducement by Transferor or any other Person, (ii) has undertaken a thorough evaluation of the transactions contemplated hereby, and (iii) has had an opportunity to consult with legal and financial experts regarding the transactions contemplated hereby. Chardan Sponsor acknowledges that Transferor nor any of its members, managers, officers, employees or agents have not made any representations or warranties to Chardan Sponsor relating to the SPAC, its business, financial performance, or prospects, and Chardan Sponsor has not relied upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Transferor.

4.	Miscellaneous.

(a)    Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, each Party and their respective successors and assigns, whether or not any such person has become a party to this Agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof. Nothing expressed or referred to in this Agreement will be construed to give any person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and assigns.

(b)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regards to conflicts of laws provisions.

(c)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and/or PDF signature pages shall be accepted as originals for all purposes hereof.

(d)    Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), in each case only with the written consent of the Parties. Any amendment or waiver effected in accordance with this section shall be binding upon the Parties (and any successors or assigns).

(e)    Further Assurances and Cooperation. In connection with this Agreement and the transactions contemplated hereby, each Party shall execute and deliver any additional documents and instruments and perform any additional acts as may be necessary or appropriate and reasonably requested by the other Parties to effectuate and perform the provisions of this Agreement and those transactions. Unless otherwise provided, no consent or approval provided for in this Agreement may be unreasonably withheld or delayed.

(f)     Entire Agreement. This Agreement, along with all Exhibits thereto, contains the entire understanding of the Parties with respect to the subject matter hereof, and there are no further or other agreements or understandings, written or oral, in effect between the Parties hereto, relating to the subject matter hereof except as expressly referred to herein.

(g)    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

(h)    Specific Performance. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that a Party that is not in breach of its obligations under this Agreement may demand specific performance, in which case such Party shall be entitled to an injunction, to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which such Party is entitled at law or in equity.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

CHARDAN GARDINER LLC

By:	/s/ Jonas Grossman
Name:	Jonas Grossman
Title:	Manager

GARDINER HEALTHCARE HOLDINGS, LLC

By:	/s/ Marc F. Pelletier, PhD
Name:	Marc F. Pelletier, PhD
Title:	Manager

Acknowledged by the sole member of Gardiner Healthcare Holdings, LLC

GARDINER FOUNDER, LLC

By:	/s/ John Linton
Name:	John Linton
Title:	Manager